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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 15, 2006
LEVITT CORPORATION
(Exact name of registrant as specified in its charter)

FLORIDA	001-31931	11-3675068
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2100 West Cypress Creek Road, Fort Lauderdale, Florida	33309
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (954) 940-4950
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On September 15, 2006, our wholly owned subsidiary, Core Communities, LLC (“Core”), entered into a revolving credit facility with Transamerica Life Insurance Company (“Transamerica”) for borrowings up to $40,000,000, based on the appraised value of and other factors relating to approximately 2,950 acres in the Tradition Development in Port St. Lucie, Florida currently pledged to Transamerica. The revolving credit facility is guaranteed by Horizons Acquisition 5, LLC, a wholly owned subsidiary of Core which owns the 2,950 acres, and this guarantee is secured by the mortgage on the property. The facility includes a cross default provision with $48,000,000 of mortgage notes payable to Transamerica incurred in connection with the acquisition of the property as disclosed in the notes to Levitt Corporation’s financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2005. Advances under the facility bear interest at one month LIBOR plus a spread of 275 basis points. Accrued interest is due and payable monthly and all outstanding principal is due and payable on June 1, 2011. The credit facility includes customary conditions to funding, acceleration and limitations on prepayment provisions.
The forgoing was in addition to the following indebtedness previously incurred which was not individually considered material.
On September 13, 2006, our wholly owned subsidiary, Levitt and Sons, LLC (“Levitt and Sons”), entered into a first modification agreement to its existing credit facility with Regions Bank (“Regions”). The modification increased the amount available for borrowing under the Regions Facility from $35 Million to $75 Million and amended the definition of “Debt” to exclude liabilities associated with inventory not owned in the event any such amounts are required to be recorded in accordance with Financial Accounting Standards Board Interpretation No. 46(R), which clarified the application of Accounting Research Bulletin No. 51. All other material terms of the Regions Facility, as summarized in our Form 8-K filed with the Securities and Exchange Commission on January 11, 2006, remain unchanged.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEVITT CORPORATION
Date: September 21, 2006	By:	/s/ George P. Scanlon
		Name:	George P. Scanlon
		Title:	Chief Financial Officer

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